Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into this 3rd day of June 2008, by and between Hooker Furniture Corporation (“Employer”) and Alan D. Cole (“Executive”).

WHEREAS, Employer and Executive are parties to an Employment Agreement (the “Agreement”) dated June 15, 2007; and
WHEREAS, Employer and Executive desire to amend the Agreement to eliminate the floor and cap on Executive’s Annual Bonus and provide that the terms, conditions and amount of Executive’s Annual Bonus will be determined by Employer’s Chief Executive Officer subject to prior approval by Employer’s Compensation Committee.
NOW, THEREFORE, in consideration of the foregoing, Section 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
(b)           An Annual Bonus with respect to each fiscal year of Employer (the “Performance Year”) during the term of this Agreement, beginning with the Performance Year that began on January 29, 2007.  The terms and conditions of the Annual Bonus, including the applicable performance criteria for a Performance Year, and the amount of the Annual Bonus payable to the Executive for a Performance Year (if any) shall be determined by Employer’s Chief Executive Officer subject to prior approval by the Compensation Committee.  The Annual Bonus with respect to a Performance Year will be paid during the period that begins on the first day immediately following the last day of the Performance Year and ends on April 15 of the calendar year in which the Performance Year ends.

IN WITNESS WHEREOF, Employer and Executive have caused this Amendment to be executed effective as of the date first set forth above.

HOOKER FURNITURE CORPORATION

By: /s/ Paul B. Toms, Jr.
Paul B. Toms, Jr.
CEO and President

EMPLOYEE

/s/Alan D. Cole
Alan D. Cole